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       FIRST CAPITAL, INC. REPORTS 29% INCREASE IN SECOND QUARTER EARNINGS

Corydon,  Indiana--(BUSINESS  WIRE)--July 16, 2003. First Capital, Inc. (NASDAQ:
FCAP - news), the holding company for First Harrison Bank (the "Bank"), today reported net income of $1.0 million or $0.36 per diluted share for the quarter ended June 30, 2003. This represents an increase of 29% compared to $774,000 or $0.31 per diluted share during the same period in 2002.

Increases in net interest income after provision for loan losses and noninterest income, partially offset by an increase in noninterest expenses, were the factors leading to the rise in earnings. This was the first full quarter following the March 2003 acquisition of Hometown Bancshares, Inc. (Hometown), the holding for Hometown National Bank, in New Albany, Indiana. The acquisition caused the total number of employees to increase by over 20% and added two new locations, contributing to the increase in noninterest expenses.

Net interest income after provision for loan losses increased $764,000 for the quarter ended June 30, 2003 as compared to the quarter ended June 30, 2002. Interest income increased $918,000 while interest expense increased only $24,000 when comparing the same two periods. This was partially offset by an increase of $130,000 in the provision for loan losses during the three months ended June 30, 2003 compared to the same period in 2002. Items affecting management's evaluation of the loan loss provision include the levels and trends in charge-offs and recoveries, trends in volume and terms of loans, levels and trends in delinquencies, effects of changes in credit concentrations, changes in industry and market conditions and national and local economic trends and conditions.

Non interest income increased $172,000 for the quarter ended June 30, 2003 as compared to the quarter ended June 30, 2002. Service charges on deposits accounted for $131,000 of the increase.

Non interest expenses increased $597,000 as compared to the quarter ended June 30, 2002. Compensation and benefits increased by $308,000 when comparing the quarters ended June 30, 2003 and June 30, 2002, primarily due to the additional personnel from the Hometown acquisition and additional staff for the new office in Jeffersonville, Indiana, which opened in May 2003. Occupancy and equipment expenses increased $130,000 and other operating expenses increased $159,000 when comparing the second quarter of 2003 to the same period in 2002. The addition of three new locations was a primary factor behind both of theses increases. Another significant factor in the increase in other operating expenses was a $74,000 increase in advertising. A more aggressive print and television campaign in the newly expanded areas and the promotion of the Jeffersonville office grand opening contributed to the increase.

For the six months ended June 30, 2003, the Company earned $1.7 million or $0.64 per diluted share compared to $1.6 million or $0.63 for the same period in 2002.

Net interest income after provision for loan loss increased $853,000 during the first six months of 2003 compared to the same period in 2002. This was primarily due to an increase of $949,000 in interest income, partially offset by a $235,000 increase in the provision for loan loss.

Noninterest income increased $285,000 primarily due to a $190,000 increase in service charges on deposits and a $51,000 gain on the sale of securities in 2003. The Bank did not recognize a gain on the sale of securities in the first six months of 2002. Noninterest expenses increased by $917,000 primarily due to an increase of $455,000 in compensation and benefits due to the increase in staff and general increases in the cost of providing employee health insurance. Occupancy and equipment expenses and other operating expenses increased $232,000 and $230,000, respectively, when comparing the six months ended June 30, 2003 to the same period in 2002. Again, the addition of three new offices and an increase in advertising contributed primarily to these increases.

Total assets as of June 30, 2003 were $398.6 million compared to $308.6 million at December 31, 2002. At the time of the Hometown acquisition, Hometown National Bank had assets of $90.5 million, including . The primary contributors to the asset growth were net loans receivable which increased $64.6 million and interest bearing deposits with banks which increased by $10.9 million. At the time of the acquisition, Hometown had gross loans receivable of


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$65.42 million,  an allowance for loan losses of $1.1 million,  nonaccrual loans of $518,000, foreclosed real estate of $80,000 and interest bearing deposits with banksshort-term investments totaling $3.118.2 million. The funding for this asset growth was provided by an increase of $81.1 million in deposits. Hometown deposits at the acquisition date totaled $83.784.7 million.

First Harrison Bank currently has twelve offices in the Indiana communities of Corydon, Crandall, Georgetown, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury and Jeffersonville. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.firstharrison.com. First Harrison Financial Services, a subsidiary of the
----------------------
Bank, offers a full array of property, casualty and life insurance products, as well as non FDIC insured investments to compliment the Bank's offering of traditional banking products and services.

This report may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts, rather statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

                       FIRST CAPITAL, INC. AND SUBSIDIARY
                  Consolidated Financial Highlights (Unaudited)



                                               SIX MONTHS ENDED               THREE MONTHS ENDED
                                                  JUNE 30,                       JUNE 30,
OPERATING DATA                                    2003         2002           2003      2002
                                                  ----         ----           ----      ----
 (Dollars in thousands, except per share data)


Total interest income                          $10,346         $9,397        $5,638      $4,720
Total interest expense                           4,313          4,452         2,251
                                                ------        -------        ------      ------
Net interest income                              6,033          4,945         3,387       2,227
Provision for loan losses                          325             90           175       2,493
                                                ------        -------        ------      ------
Net interest income after provision                             4,855         3,212       2,448
for loan                                         5,708
Total non-interest income                        1,104            819           595         423
Total non-interest expense                       4,184          3,267         2,266       1,669
                                                ------        -------        ------      ------
Income before income taxes                       2,628          2,407         1,541       1,202
Income tax expense                                 907            840           541         428
                                                ------        -------        ------
Net Income                                      $1,721         $1,567        $1,000      $  774
                                               =======        =======        ======      =======
Net income per common share, basic              $ 0.65         $ 0.63        $ 0.36      $ 0.31
                                               =======        =======        ======      =======
Net income per common share, diluted            $ 0.64         $ 0.63        $ 0.36      $ 0.31
                                              ========        =======        ======      =======


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                                        JUNE 30,        DECEMBER 31,
BALANCE SHEET INFORMATION                2003              2002
                                         ----              ----

Cash and due from banks                 $  9,169          $  6,610
Interest bearing deposits with banks       5,113             6,044
Investment securities                     74,895            66,454
Gross loans                              288,174           217,214
Allowance for loan losses                  2,366             1,218
Earning assets                           368,835           291,210
Total assets                             398,590           308,553
Deposits                                 298,654           216,202
FHLB debt                                 53,677            53,320
Stockholders' equity                      43,541            36,330
Non-performing assets:
  Nonaccrual loans                         1,489               607
  Foreclosed real estate                     182               102